Exhibit 10.1

CONFORMED COPY

SENIOR BRIDGE LETTER OF CREDIT AGREEMENT

dated as of

June 21, 2007

among

TYCO INTERNATIONAL LTD.,
Guarantor

TYCO INTERNATIONAL FINANCE S.A.,
Borrower

The Lenders Party Hereto,

CITIBANK, N.A.,
as L/C Issuer

and

CITIBANK, N.A.
as Administrative Agent

2

Section 10.13	Headings	69
Section 10.14	Confidentiality	69
Section 10.15	Electronic Communications	70
Section 10.16	USA PATRIOT Act Notice	72

SCHEDULES:

Schedule A - Existing Indenture Debt
Schedule B - Existing Letters of Credit
Schedule 1.01 - Pricing Grid
Schedule 2.01 - Commitments
Schedule 5.09 - Cross Guarantees
Schedule 10.01 - Administrative Agent’s Office; Lender Notice Addresses

EXHIBITS:

Exhibit A - Form of Note
Exhibit B - Form of Assignment and Assumption
Exhibit C - Form of Subsidiary Guaranty

3

SENIOR BRIDGE LETTER OF CREDIT AGREEMENT (this “Agreement”) dated as of June 21, 2007 (the “Closing Date”), among TYCO INTERNATIONAL LTD., a Bermuda company (the “Guarantor”), TYCO INTERNATIONAL FINANCE S.A. a Luxembourg company (the “Borrower”), the LENDERS party hereto, CITIBANK, N.A. (“Citibank”), as L/C Issuer (the “L/C Issuer”) and CITIBANK, N.A. as Administrative Agent.

The L/C Issuer issued the Existing Letters of Credit for the account of Tyco International Group S.A. pursuant to one or more reimbursement agreements;

In connection with the Separation Transactions the parties wish to enter into this Agreement and deem the Existing Letters of Credit to be issued under this Agreement;

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01         Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate per annum equal to the Alternate Base Rate.

“Accumulated Other Comprehensive (Loss) Income” on any date means the amount of “Accumulated Other Comprehensive (Loss) Income” of the Guarantor and its Subsidiaries as of the end of the most recently completed fiscal quarter of the Guarantor prior to such date of determination determined on a consolidated basis in accordance with GAAP.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 10.01 with respect to the Administrative Agent or such other address, facsimile number, electronic mail address, telephone number or account information as shall be designated by the Administrative Agent in a notice to the Borrower, the L/C Issuer and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, the term “control” (including the terms “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, with respect to any Eurodollar Loan, either (i) at any time during which less than 50% of the aggregate Commitments are being utilized, the rate per annum set forth on the Pricing Grid opposite the reference to the applicable Index Debt Rating under the heading “Applicable Margin” and under the sub-heading “Less than 50% of the Commitments Utilized”, or (ii) at any time during which 50% or more of the then applicable aggregate Commitments are being utilized, the rate per annum set forth on the Pricing Grid opposite the reference to the applicable Index Debt Rating under the heading “Applicable Margin” and under the sub-heading “50% or More of the Commitments Utilized”; any change in the Applicable Margin resulting from an Index Debt Rating Change or an aggregate Commitment utilization change shall be determined in accordance with Schedule 1.01 and shall be effective on the date of such Index Debt Rating Change or utilization change, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage (rounded to the ninth decimal) of the total Commitments in effect at any given time represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the outstanding principal amounts of the Loans made by the respective Lenders.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.02(d)(i).

“Availability Period” means the period from the Closing Date to the Maturity Date.

“Base Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate or prime rate in effect at its principal office in New York City.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Bridge Loan Agreements” means (a) the 364-Day Senior Bridge Loan Agreement (Electronics Businesses) dated as of April 25, 2007 among TIGSA, the E Borrower, the Guarantor, the E Guarantor, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, as amended by Amendment No. 1 thereto, dated as of May 25, 2007, (b) the 364-Day Senior Bridge Loan Agreement (Healthcare Businesses) dated as of April 25, 2007 among TIGSA, the H Borrower, the Guarantor, the H Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent, as amended by Amendment No. 1 thereto, dated as of May 25, 2007, and (c) the 364-Day Senior Bridge Loan Agreement (Fire & Safety and Engineered Products Businesses) dated as of April 25, 2007 among TIGSA, the Borrower, the Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent, as amended by Amendment No. 1 thereto, dated as of May 25, 2007.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 9.03(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the Commitment of such Lender to acquire participations in L/C Obligations and to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.10, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $500,000,000.

“Communications” has the meaning assigned to such term in Section 10.15.

“Compensation Period” has the meaning assigned to such term in Section 2.11(e).

“Consolidated” refers to the consolidation of accounts of the Guarantor and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, Consolidated Net Income for such period plus the following, to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation and amortization expense (d) any extraordinary expenses or losses, (e) losses on sales of assets outside of the ordinary course of business and losses from discontinued operations, (f) any losses on the retirement of debt identified in the Consolidated statements of cash flows and (g) any other nonrecurring or non-cash charges (including charges incurred with respect to the Transactions), and minus, to the extent included in calculating such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains, (b) gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations, (c) any gains on the retirement of debt identified in the Consolidated statements of cash flows and (d) any other nonrecurring or non-cash income, all as determined on a Consolidated basis; provided that in calculating Consolidated EBITDA the effect of the Cross Guarantees shall be disregarded.  If during such period the Guarantor or any Subsidiary shall have made an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any fiscal period (without duplication), (a) the Consolidated interest expense of the Guarantor and its Consolidated Subsidiaries for such period plus (b) if a Permitted Securitization Transaction outstanding during such period is accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional consolidated interest expense that would have accrued during such period had such Permitted Securitization Transaction been accounted for as a borrowing during such period, determined on a Consolidated basis.

“Consolidated Net Income” means, for any fiscal period, the Consolidated net income of the Guarantor for such period.  For purposes of calculating Consolidated Net Income (and Consolidated EBITDA) for any period with respect to which Consolidated financial statements reflecting the businesses spun off in the Separation Transactions as discontinued operations and assets/liabilities held for sale, as applicable, have not yet been filed with the SEC, Consolidated Net Income (and Consolidated EBITDA) shall be determined based on the Separation Pro Formas as described in Section 3.04(a)(ii) and any pro forma financial statements for subsequent periods as described in the proviso of Section 5.01(b).

“Consolidated Tangible Assets” means, at any time, the total assets less all Intangible Assets appearing on the Consolidated balance sheet of the Guarantor as of the end of the most recently concluded fiscal quarter of the Guarantor.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Debt of the Guarantor determined on a Consolidated basis, as of such date; provided that Guarantees shall be valued at the amount thereof, if any, reflected on the consolidated balance sheet of the Guarantor; provided, further that prior to the Spin Distributions, Consolidated Total Debt shall only include Debt that would be reflected in the Separation Pro Formas as described in Section 3.04(a)(ii) and any pro forma financial statements for subsequent periods as described in the proviso of Section 5.01(b); provided that if a Permitted Securitization Transaction is outstanding at such date and is accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like, under GAAP, Consolidated Total Debt determined as aforesaid shall be adjusted to include the additional Debt, determined on a consolidated basis as of such date, which would have been outstanding at such date had such Permitted Securitization Transaction been accounted for as a borrowing at such date; provided, further, that Consolidated Total Debt shall not include Debt of a joint venture, partnership or similar entity which is Guaranteed by the Guarantor or a Consolidated Subsidiary by virtue of the joint venture, partnership or similar arrangement with respect to such entity or by operation of applicable law (and not otherwise) except to the extent that the aggregate outstanding principal amount of such excluded Debt at such date exceeds $50,000,000; and provided, further, that Consolidated Total Debt shall not include Cross Guarantees.

“Credit Agreement” means the Five-Year Senior Credit Agreement (Fire & Safety and Engineered Products Businesses) dated as of April 25, 2007 among the Borrower, the Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent.

“Credit Agreement (Electronics)” means the Five-Year Senior Credit Agreement (Electronics Businesses) dated as of April 25, 2007 among the E Borrower, the Guarantor, the E Guarantor, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

“Credit Agreement (Healthcare)” means the Five-Year Senior Credit Agreement (Healthcare Businesses) dated as of April 25, 2007 among the H Borrower, the Guarantor, the H Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent.

“Credit Exposure” means, with respect to any Lender at any time (i) the outstanding principal amount of such Lender’s Loans at such time plus (ii) such Lender’s pro rata share of the L/C Obligations at such time after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any increases or reductions in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

“Cross Guarantees” means the Guarantees by the Guarantor or its Subsidiaries of obligations of the H Borrower or the E Borrower or their respective subsidiaries that are listed on Schedule 5.09, to the extent that the direct obligor with respect to the obligations covered by such Guarantee guarantees or is otherwise obligated to the payments of such guaranteed obligations for the benefit of the Guarantor or such Subsidiary.

“Debt” of any Person means, at any date, without duplication, (a) the principal of all obligations of such Person for borrowed money; (b) the principal of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services recorded on the books of such Person (except for (i) trade and similar accounts payable and accrued expenses, (ii) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) obligations in respect of customer advances received and (iv) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business); (d) any obligation of such Person to reimburse the issuer of any letter of credit, performance bond, performance guaranty or bank guaranty issued for the account of such Person upon which, and only to the extent that, a drawing has been made (or such reimbursement obligation is otherwise not contingent) and such non-contingent obligation is not reimbursed within five Business Days; (e) the net capitalized amount of all obligations of such person as lessee which are capitalized on the books of such Person in accordance with GAAP; (f) all Debt of others secured by any Lien on property of such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien; and (g) all Guarantees by such Person of Debt of others (except the Guarantor or any Subsidiary); provided that the term “Debt” shall not include:

(A)          Intercompany Debt (except that, for the purposes of Sections 5.10 and 5.11, Debt shall include Intercompany Debt); or

(B)           obligations in respect of trade letters of credit or bank guaranties supporting trade and similar accounts payable arising in the ordinary course of business, or

(C)           Nonrecourse Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans.

“Designated Officer” means the chief executive officer, president, chief financial officer or treasurer of Tyco International Management Company.

“dollars” or “$” refers to lawful money of the United States of America.

“E Borrower” means Tyco Electronics Group S.A., a Luxembourg company.

“E Guarantor” means Tyco Electronics Ltd., a Bermuda company.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived.

“Electronics Spin Distribution” has the meaning set forth in the definition of “Separation Transactions”.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, health, safety or Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(3) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than payment of PBGC premiums) with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the failure to timely make any required contribution or premium payment in respect of any Plan or contribution in respect of any Multiemployer Plan.

“Eurodollar Reserve Percentage” in respect of any Lender and for any day during any Interest Period, the reserve percentage (expressed as a decimal) in effect on such day and applicable to such Lender under Regulation D promulgated by the Board of Governors of the

Federal Reserve System for determining such Lender’s reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency liabilities”, as in effect from time to time (“FRB Regulation D”).

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate per annum equal to the applicable LIBO Rate plus the Applicable Margin.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to the Administrative Agent, the L/C Issuer any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (other than Taxes withheld at the source) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.04(e)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 9.05(e) (except to the extent such failure is attributable to a Change in Law, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Obligor with respect to such withholding tax pursuant to Section 9.05(a).

“Existing Indenture Covered Default” means any default or event of default under any of the indentures or notes evidencing the Existing Indenture Debt (i) that results solely from the Separation Transactions and (ii) for which borrowings would be available (and at the time continue to be available) under the Bridge Loan Agreements to pay in full (a) such Existing Indenture Debt if such Existing Indenture Debt were accelerated as a result of such default and (b) any other Existing Indenture Debt which could be accelerated as a result of such default.

“Existing Indenture Debt” means the Debt of TIGSA, the Borrower, the Guarantor and Subsidiaries of the Guarantor, which Debt is outstanding on the date of this Agreement and is more particularly described on Schedule A, which, among other things, sets forth the aggregate amount of each series or tranche of such Debt.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.02(a).

“Facility Fee” has the meaning assigned to such term in Section 2.07(a).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch Investor’s Service, Inc.

“Fitch Rating” means, at any time, the rating published by Fitch of the Borrower’s Index Debt.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Form-10s” means (i) the Form 10 filed by the H Guarantor with the SEC on January 18, 2007, as amended by the amendment thereto filed with the SEC on April 20, 2007 and (ii) the Form 10 filed by the E Guarantor with the SEC on January 18, 2007, as amended by the amendment thereto filed with the SEC on April 20, 2007.

“Funded Debt” means any Debt described in clause (a) or (b) of the definition of Debt (for the avoidance of doubt not including items carved out of the definition of Debt pursuant to the proviso to such definition).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America or any political subdivision thereof, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 10.04(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” has the meaning set forth in the preamble hereto.

“H Borrower” means Covidien International Finance S.A., a Luxembourg company.

“H Guarantor” means Covidien Ltd., a Bermuda company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Healthcare Spin Distribution” has the meaning set forth in the definition of “Separation Transactions”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than the Guarantor or subject to any other credit enhancement.

“Index Debt Rating” means the S&P Rating, the Moody’s Rating and the Fitch Rating.

“Index Debt Rating Change” means a change in the S&P Rating, the Moody’s Rating or the Fitch Rating that results in a change from one Index Debt Rating category to another on the Pricing Grid in accordance with the provisions of Schedule 1.01, each Index Debt Rating Change to be deemed to take effect on the date on which the relevant change in rating is first publicly announced by S&P, Moody’s or Fitch, as the case may be.

“Intangible Assets” means, at any date, the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Guarantor prepared on a Consolidated basis as of such date.

“Intercompany Debt” means (i) indebtedness of the Guarantor owed to a Subsidiary and (ii) indebtedness of a Subsidiary owed to the Guarantor or another Subsidiary.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that, if an Interest Period for a Eurodollar Borrowing is of more than three months’ duration, each day within such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period shall also be an Interest Payment Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one, two, three or six months thereafter, as the Borrower may elect, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, or such other period as requested by the Borrower and agreed to by all the Lenders; provided, that

(i)          if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period of one or more whole months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(iii)        the Borrower may not select any Interest Period that may end after the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“L/C Advance” has the meaning specified in Section 2.02(f).

“L/C Credit Extension” means the issuance by the L/C Issuer of a Letter of Credit (including the deemed issuance of the Existing Letters of Credit on the Effective Date), or any extension of the expiry date thereof, or any renewal or increase of the amount thereof.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” has the meaning specified in the preamble hereto.

“L/C Obligations” means, at any time, the aggregate available amount of the Letters of Credit plus the aggregate outstanding principal amount of all L/C Advances.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including, without limitation, the Existing Letters of Credit).

“Letter of Credit Application” means, as applicable, an application for (i) the issuance of a Letter of Credit or (ii) the amendment of a Letter of Credit , in each case in a form acceptable to the L/C Issuer and executed and delivered by the Borrower (and, if requesting the issuance of a Letter of Credit for a Subsidiary of the Borrower or the Guarantor, such Subsidiary).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”), as it is published by Reuters or any successor to or substitute for such service, providing rate quotations of BBA LIBOR, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement.

“Loan Documents” means this Agreement, each Note (if any), each Letter of Credit Application and each Subsidiary Guaranty (if any).

“Loans” has the meaning assigned to such term in Section 2.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the Consolidated financial condition, business or operations of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Obligors to perform their obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Debt” means Debt (other than Loans or other Debt under this Agreement) of any one or more of the Guarantor and its Subsidiaries in an aggregate principal amount exceeding $75,000,000.

“Maturity Date” means December 15, 2007.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its business of rating debt securities.

“Moody’s Rating” means, at any time, the rating published by Moody’s of the Borrower’s Index Debt.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Debt” means, at any time, all Debt of Subsidiaries (and all other Persons which are consolidated on the Guarantor’s financial statements in accordance with GAAP (such Subsidiaries or other Persons a “Consolidated Person”)) of the Guarantor outstanding at such time incurred on terms that recourse may be had to such Consolidated Person only by enforcing the lender’s default remedies with respect to specific assets which constitute collateral security for such Debt and not by way of action against such Consolidated Person (nor against the Guarantor or such other Consolidated Person of the Guarantor) as a general obligor in respect of such Debt (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.02(d)(i).

“Note” means a promissory note substantially in the form of Exhibit A made by the Borrower in favor of a Lender evidencing Loans made by such Lender, to the extent requested by such Lender pursuant to Section 2.09(a).

“Obligations” means all debts, liabilities, obligations, covenants and duties of, either Obligor arising under any Loan Document or otherwise with respect to any Loan or L/C Advance or the Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against either Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and includes the L/C Obligations.

“Obligors” means the Borrower and the Guarantor.

“Other Credit Agreements” means the Credit Agreement (Electronics) and the Credit Agreement (Healthcare).

“Other Taxes” means any and all present or future, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (together with any addition to tax, penalty, fine or interest thereon) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquired Debt” means Debt of a Person that exists at the time such Person becomes a Subsidiary or at the time the Guarantor or a Subsidiary acquires all or substantially all of the assets of such Person if such Debt is assumed by the Guarantor or such Subsidiary and was not created in contemplation of any such event (“Acquired Debt”) and any Refinancing thereof; provided if such Acquired Debt is Refinanced, it shall constitute Permitted Acquired Debt only if the Borrower is the obligor thereunder.

“Permitted Securitization Transaction” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Guarantor and/or any of its Subsidiaries, and financing secured by the assets so sold, pursuant to which the Guarantor and its Subsidiaries realize aggregate net proceeds of not more than $1,000,000,000 including, without limitation, any revolving purchase(s) of such assets where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) therefor does not exceed $1,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.15.

“Preferred Stock” means any preferred and/or redeemable capital stock of the Guarantor or any Subsidiary, as the case may be, that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the Maturity Date.

“Pricing Grid” means the Pricing Grid and the conventions for determining pricing as set forth on Schedule 1.01.

“Rate Notice” has the meaning specified in Section 2.03(a)(ii).

“Refinancing” means, with respect to any financing, any instrument or agreement amending, restating, supplementing, extending, renewing, refunding, refinancing, replacing or otherwise modifying, in whole or in part, the documents governing such financing (and “Refinance” shall have a correlative meaning).

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Action” means any action, suit or proceeding or investigation before any court, arbitrator or other governmental body against the Guarantor or any of its Subsidiaries or any ERISA Event, in each case in which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

“Required Lenders” means, at any time, Lenders (not including the Borrower or any of its Affiliates) having aggregate Applicable Percentages in excess of 50% at such time.

“Responsible Officer” means any of the following:  (i) the Chief Executive Officer, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Guarantor or

(ii) the Chief Executive Officer, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Borrower or a Managing Director of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its business of rating debt securities.

“S&P Rating” means, at any time, the rating published by S&P of the Borrower’s Index Debt.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Separation Pro Formas” has the meaning assigned to such term in Section 3.04(a).

“Separation Transactions” means the series of transactions pursuant to which the assets, liabilities and businesses owned, directly or indirectly, by the Guarantor and TIGSA are being allocated among the T Guarantor and its Subsidiaries (including the Borrower), the E Guarantor and its Subsidiaries (including the E Borrower) and the H Guarantor and its Subsidiaries (including the H Borrower).  The steps of the Separation Transactions will include, among others, (i) the contribution of the assets, liabilities and businesses of TIGSA to the H Borrower (in the case of the healthcare businesses of TIGSA and assets and liabilities relating thereto), the E Borrower (in the case of the electronics businesses of TIGSA and assets and liabilities relating thereto) and the Borrower (in the case of the fire & security and engineered products businesses of TIGSA and assets and liabilities relating thereto) (such transactions, the “TIGSA Separation”), and the liquidation of TIGSA and liquidating distribution in connection therewith of the shares of the H Guarantor, the E Guarantor and the Borrower to the Guarantor; and (ii) after TIGSA Separation, the distributions by the Guarantor to its shareholders of the shares of (x) the H Guarantor (the “Healthcare Spin Distribution”) and the E Guarantor (the “Electronics Spin Distribution”; and together with the Healthcare Spin Distribution, the “Spin Distributions”), with the Guarantor to remain the direct parent of the Borrower.

“Significant Subsidiary” means, at any date, any Subsidiary which, including its subsidiaries, meets any of the following conditions:

(i)          the proportionate share attributable to such Subsidiary of the total assets of the Guarantor (after intercompany eliminations) exceeds 15% of the total assets of the Guarantor, determined on a Consolidated basis as of the end of the most recently completed fiscal year; or

(ii)         the Guarantor’s and its Subsidiaries’ equity in the income of such Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds 15% of Consolidated income of the Guarantor from continuing operations before income taxes, any loss on the retirement of debt, extraordinary items, cumulative effect of a change in accounting principles, and before any impairment charges, determined for the most recently completed fiscal year.

For the avoidance of doubt, the Borrower shall at all times be deemed a “Significant Subsidiary”.

“SPC” has the meaning assigned to such term in Section 10.04(g).

 “Spin Distributions” has the meaning set forth in the definition of “Separation Transactions”.

“Spin-off Agreements” means (a) the Separation and Distribution Agreement to be entered into among the T Guarantor, the H Guarantor and the E Guarantor and (b) the Tax Sharing Agreement to be entered into among the T Guarantor, the H Guarantor and the E Guarantor, of which final forms shall be publicly filed with the SEC.

“Stock” means, with respect to any Person, any capital stock or equity securities of or other ownership interests in such Person.

“Stock Equivalents” means, with respect to any Person, options, warrants, calls or other rights entered into or issued by such Person to acquire any Stock of, or securities convertible into or exchangeable for Stock of, such Person.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Guarantor.

“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 5.12.

“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary in substantially the form of Exhibit C, with any such modifications to such form as may be necessary or advisable and customary under the local law of the jurisdiction of organization of the relevant Subsidiary, in the judgment of the Obligors.

“T Guarantor” means the Guarantor.

“T Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed or asserted by any Governmental Authority, together with any addition to tax, penalty, fine or interest thereon.

“TIGSA” means Tyco International Group S.A.

“TIGSA Separation” has the meaning set forth in the definition of “Separation Transactions”.

 “Transactions” means the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCP” means Uniform Customs and Practice for Documentary Letter of Credits, 1993 Revision, International Chamber of Commerce Publication No. 500.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) are at the time beneficially owned, directly or indirectly, by the Guarantor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02         Classification of Loans and Borrowings.  For purposes of this Agreement and the other Loan Documents, Loans or Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).

Section 1.03         Terms Generally.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The definitions of terms herein and therein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) and (ii) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01         Loans.

(a)           Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower in Dollars (each, a “Loan”), from time to time on any Business Day during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed the amount of such Lender’s Commitment; provided that, as of the date of and immediately after giving effect to any Borrowing, the total Credit Exposure shall not exceed the total Commitments.  If a Lender defaults in its obligation hereunder to make a Loan during the Availability Period, such obligation of the defaulting Lender shall survive the termination of such period.

(b)           The proceeds of each Loan shall be used solely for the purpose of reimbursing the L/C Issuer in respect of one or more L/C Advances by the L/C Issuer as provided in Section 2.02(c).

(c)           Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

Section 2.02         Letters of Credit.

(a)           Existing Letters of Credit.  The parties hereto agree, on the terms and conditions set forth in this Agreement that the Letters of Credits identified on Schedule B (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued hereunder from and after the Effective Date.

(b)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or those of any Subsidiaries of the Borrower or, so long as such Subsidiary will not become a Subsidiary of the H Guarantor or the E Guarantor after the Spin Distribution, the Guarantor in a form reasonably acceptable to the Administrative Agent and, at any time and from time to time during the

Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit electronic mail, arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and the Administrative Agent (at least two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Application requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the total Credit Exposure shall not exceed the total Commitments.

(d)           Expiration Date; Collateral.

(i)          Expiration and Renewal.  Each Letter of Credit shall expire at or prior to the close of business on the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension).  If the Borrower so requests, the L/C Issuer may, with the consent of all the Lenders, in their sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each one year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such one year period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than one year after such renewal; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(ii)         Collateral.  On or prior to the date that is five Business Days prior to the Maturity Date, the Borrower shall Collateralize any Letter of Credit with an expiration date occurring after the Maturity Date.  “Collateralize” shall mean to secure by cash collateral arrangements and/or backstop letters of credit in an aggregate amount equal to the aggregate stated amount of all Letters of Credit outstanding on such date and otherwise on terms reasonably satisfactory to the L/C Issuer.

(e)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)            Drawings and Reimbursements; Funding of Participations.

(i)          (I)  The L/C Issuer shall, subject to the terms and conditions hereof, honor and pay each drawing request made in substantial compliance with a Letter of Credit, on (x) the Business Day on which such drawing request is delivered to it, provided that such drawing request is delivered not later than 1:00 P.M. (New York City time) on such Business Day, or (y) the first Business Day next succeeding such drawing request is delivered to it if delivered after such time.  Each such L/C Disbursement by the L/C Issuer under the Letter of Credit shall constitute for all purposes of this Agreement the making of an advance by it to the Borrower in the amount of such payment (an “L/C Advance”), which shall be due and payable by the Borrower as herein provided.

(II)        Upon written demand by the L/C Issuer, with a copy of such demand to the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Lender’s Applicable Percentage of the amount of such L/C Advance at the Administrative Agent’s Office, in Dollars and same day funds.  Each amount so paid by a Lender shall constitute for all purposes of this Agreement the making by such Lender of a Loan by such Lender to the Borrower in such amount.

(III)       At the time of the making of an L/C Advance, each Lender shall automatically be deemed to have made a Loan hereunder in a principal amount equal to its Applicable Percentage of such L/C Advance (and, in the case of any Lender that is not the L/C Issuer, such Lender shall forthwith pay to the L/C Issuer such amount), and (B) such L/C Advance shall automatically be reduced by such principal amount.

(IV)       Each Lender acknowledges and agrees that its obligation to make each Loan pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any of them, or any other circumstance whatsoever whether or not similar to any of the foregoing, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the L/C Issuer.

(V)        Each Lender agrees to make each Loan to be made by it hereunder on (y) the Business Day on which demand therefor is made by the L/C Issuer, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (z) the first Business Day next succeeding such demand if notice of such demand is given after such time, provided further that in the case of the L/C Issuer, the provisions of sub-clause (III) above shall control.

(ii)         If and to the extent that any Lender shall not have so made the amount of a Loan to be made by it available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon for each day from the date of demand by the L/C Issuer until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for its account or the account of the L/C Issuer, as applicable; and if such Lender shall pay to the Administrative Agent such amount for the account of the L/C Issuer on any Business Day, such amount so paid in respect of principal shall constitute a Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the L/C Advance made by the L/C Issuer shall be reduced by such amount on such Business Day.

(iii)        The Borrower shall pay to the Administrative Agent for the account of the L/C Issuer interest at the Alternate Base Rate on the amount of each L/C Advance, for the period from the date of such L/C Advance until paid in full (whether by the making of Loans by the Lenders or otherwise), payable from time to time on demand by the L/C Issuer.

(iv)       The making of an L/C Advance shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(g)           Repayment of Participations.

(i)          At any time after the L/C Issuer has made a payment under the Letter of Credit and has received from any Lender such Lender’s Loan in respect of such payment in accordance with Section 2.02(f), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related unreimbursed drawing under the Letter of Credit or interest thereon (whether directly from the Borrower or otherwise), the Administrative Agent will distribute to such Lender its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Loan was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(g)(i) is required to be returned under any of the circumstances described in Section 2.11 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(h)           Obligations Absolute; Limitation of Liability.  (i) The obligation of the Borrower to reimburse the L/C Issuer for each drawing under any Letter of Credit and to repay each L/C Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(A)          any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other application, amendment, guaranty, document, agreement or instrument relating thereto;
(B)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against the beneficiary or any transferee of any Letter of Credit (or any Person for whom the beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(C)           any sight draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
(D)          any payment by the L/C Issuer under any Letter of Credit against presentation of a sight draft, certificate or other document that does not substantially comply with the terms of any Letter of Credit;
(E)           any payment made by the L/C Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to the beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(F)           any change in the time, manner or place of payment of or in any other term of all or any of the Obligations of the Borrower or the obligations of any Person that guarantees the Obligations;
(G)           any exchange, release or non-perfection of any property or other collateral, or release or amendment or waiver of or consent to departure from the terms of any guarantee or security agreement, for all or any of the Obligations;
(H)          any action or inaction taken or suffered by the L/C Issuer or any of its correspondents in connection with the Letter of Credit or any relevant draft, certificate, other document or property, if taken in good faith (i.e., honesty in fact in the conduct or transaction concerned, for purposes of this Section 2.02(h), “Good Faith”) and in conformity with applicable United States or foreign law or letter of credit practices; or
(I)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

(ii)         Without limiting any other provision of this Agreement, the L/C Issuer and any of its correspondents:

(A)          may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in Good Faith to have been authorized by the Borrower, whether or not given or signed by an authorized person;
(B)           shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with any Letter of Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be in cipher), or for errors in interpretation of technical terms or in translation (and the L/C Issuer and its correspondents may transmit Letter of Credit terms without translating them);
(C)           shall not be responsible for any acts or omissions by or the solvency of the Beneficiary or any other Person having any role in any transaction underlying any Letter of Credit;
(D)          may accept or pay as complying with the terms and conditions of any Letter of Credit any document reasonably appearing on its face (1) substantially to comply with the terms and conditions of the Letter of Credit or (2) to have been signed, presented or issued after a change of name of the beneficiary;
(E)           may disregard any discrepancies that do not reduce the value of the beneficiary’s performance to the Borrower in any transaction underlying any Letter of Credit;
(F)           may accept as a draft any written or electronic demand or other request for payment under any Letter of Credit, even if such demand or other request is not in the form of a negotiable draft;
(G)           shall not be responsible for the effectiveness or suitability of any Letter of Credit for the Borrower’s purpose, or be regarded as the drafter of any Letter of Credit regardless of any assistance that the L/C Issuer may, in its discretion, provide to the Borrower in preparing the text of any Letter of Credit or any amendments thereto;
(H)          shall not be liable to the Borrower for any consequential or punitive damages;
(I)            may assert or waive application of UCP Articles 17 (force majeure) and 45 (hours of presentation) and all other UCP articles primarily benefiting bank issuers;
(J)            may honor a previously dishonored presentation under any Letter of Credit, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored, or otherwise, and shall be entitled to reimbursement to the same extent as if the L/C Issuer had initially honored any Letter of Credit plus reimbursement of any interest paid by it;
(K)          may honor, upon receipt, any drawing that is payable upon presentation of a statement advising negotiation or payment (even if such statement indicates that a draft, certificate or other document is being separately delivered) and shall not be liable for any failure of any draft, certificate or document to arrive or to conform in any way with the draft, certificate or other document referred to in the statement or any underlying contract;
(L)           is authorized (but shall not be required) to disregard any non-documentary conditions stated in any Letter of Credit; and

(M)         shall have no duty to determine the proper identity of anyone appearing in any transfer request, draft, or other document as transferee, nor shall the L/C Issuer be responsible for the validity or correctness of any transfer if, at the Borrower’s request, any Letter of Credit is issued in transferable form.

None of the circumstances described in this Section 2.02(f) shall place the L/C Issuer or any of its correspondents under any resulting liability to the Borrower, provided, however, that anything herein to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or payment by such L/C Issuer under a Letter of Credit where the beneficiary has failed to present a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.

(i)            Extension and Modifications of Letter of Credit.  This Agreement shall be binding upon the Borrower with respect to any extension or modification of any Letter of Credit made at the Borrower’s request or with the Borrower’s consent.  The Borrower’s Obligations shall not be reduced or impaired in any way by any agreement by the L/C Issuer and the Beneficiary extending the L/C Issuer’s time to honor or to give notice of discrepancies and any such agreement shall be binding upon the Borrower.

(j)            Independence.  The Borrower acknowledges that the rights and obligations of the L/C Issuer under the Letter of Credits are independent of the existence, performance or nonperformance of any contract or arrangement underlying any Letter of Credit, including contracts or arrangements between the L/C Issuer and the Borrower and between the Borrower and any Beneficiary.  The L/C Issuer may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor any Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the Beneficiary or any other Person.  The L/C Issuer shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of any Letter of Credit.  The L/C Issuer shall have no duty to seek any waiver of discrepancies from the Borrower, nor any duty to grant any waiver of discrepancies, which the Borrower approves or requests.  The L/C Issuer shall have no duty to extend the expiration date or term of any Letter of Credit or to issue a replacement letter of credit on or before the expiration date of the Letter of Credit or the end of such term.

(k)           Applicability of UCP and ISP.  The Borrower agrees that the L/C Issuer may issue Letters of Credit subject to the ISP or UCP, at the L/C Issuer’s option (subject to the Beneficiary’s consent), or such later revision thereof in effect at the time of amendment of the Letter of Credit.  The UCP or the ISP, as applicable, shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.   The

Borrower agrees that for matters not addressed by the UCP or the ISP, the Letter of Credit shall be subject to and governed by the law of the State of New York and applicable U.S. Federal laws.

(l)            L/C Reports.  The L/C Issuer shall furnish to the Administrative Agent and each Lender (i) a written report, on the first Business Day of each month, setting forth a summary of the Outstanding Amount of the L/C Obligations and drawings under each Letter of Credit during such month and (ii) a written report, on the first Business Day of each calendar quarter, setting forth the average daily aggregate Outstanding Amount of the L/C Obligations during the preceding calendar quarter, each such report to in a form satisfactory to the Administrative Agent.  The L/C Issuer shall provide the reports described in clauses (i) and (ii) above to the Borrower upon the Borrower’s request.  The L/C Issuer shall also notify the Administrative Agent in writing of any increases or decreases in the Outstanding Amount of the L/C Obligations within one Business Day of any such increase or decrease.

Section 2.03         Conversions and Continuations of Loans.

(a)           (i)  Each Borrowing shall initially consist only of ABR Loans; provided that the Borrower may thereafter convert ABR Loans into Eurodollar Loans, or convert Eurodollar Loans into ABR Loans, or continue Eurodollar Rate Loans, as herein provided.

(ii)         Each conversion of Loans from one Type to another Type and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent as herein provided (each, a “Rate Notice”).

(iii)        Each Rate Notice must be received by the Administrative Agent not later than 11:00 .m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Loans; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable Notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; and not later than 8:00 .m., three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been agreed to by all the Lenders.

(iv)       Each conversion to or continuation of Eurodollar Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(v)        Each Rate Notice shall specify (A) whether the Borrower is requesting a conversion of Loans from one Type to the other Type, or a continuation of Eurodollar Loans, (B) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be converted or continued, (D) the Type of Loans to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Rate Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to ABR Loans, any such automatic conversion to ABR Loans to be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.

(vi)       If the Borrower requests a conversion to or continuation of Eurodollar Rate Loans in any such Rate Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(vii)      Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.

(viii)     During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(b)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s base rate used in determining the Base Rate promptly following the public announcement of such change.

(c)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three Interest Periods in effect with respect to Loans.

Section 2.04         Prepayments.

(a)           (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Loans and (2) on the date of prepayment of ABR Loans and the Fixed Rate Loan; (B) any prepayment of Loans of any Type shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the then aggregate outstanding principal amount of the Loans of such Type; and (C) such prepayment shall be accompanied by the amounts specified in clause (iii) below.

(ii)         Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)        Any prepayment of any Loan shall be accompanied by all accrued interest thereon, together with, in the case of Eurodollar Loans, any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           If for any reason the total Credit Exposure at any time exceeds the total Commitments then in effect, the Borrower shall immediately prepay Loans or, if no Loans are then outstanding, take such other action as the Administrative Agent may direct, as required to cause the total Credit Exposure to be equal to or less than the total Commitments.

Section 2.05         Repayment of Loans.  The Borrower agrees to repay in full to the Administrative Agent for the account of the Lenders, on the Maturity Date, the aggregate outstanding amount of the Loans on such date.

Section 2.06         Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period and, (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate from time to time.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that, during the period from the date of an L/C Advance to the second Business Day thereafter (or if earlier repaid in full, such earlier date of repayment), such L/C Advance shall bear interest at the  Alternate Base Rate in accordance with Section 2.02(c)(iii).  Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the applicable Default Rate at such time to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07         Fees.

(a)           Facility Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a facility fee at a rate per annum equal to the applicable rate per annum set forth on the Pricing Grid times the aggregate stated amount of the Letters of Credit at any time prior to the Maturity Date computed in accordance with Section 2.08.  The Facility Fee shall be payable in arrears on June 30, 2007, September 30, 2007 and the Maturity Date (and if applicable, thereafter, on demand).

(b)           Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be separately agreed between the Borrower and the Administrative Agent.

(c)           Additional Fees.  The Borrower shall pay to the L/C Issuer for its own account such fees as may from time to time be separately agreed between the Borrower and the L/C Issuer.

Section 2.08         Computation of Interest and Fees.  All computations of interest for ABR Loans when the Alternate Base Rate is determined by Citibank’s “base rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All computations of the facility fee under Section 2.07(a) shall be made on the basis of a 360-day year with 12 months of 30 days each.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan or L/C Advance for the day on which such Loan or L/C Advance is made, and shall not accrue on a Loan or L/C Advance, or any portion thereof, for the day on which such Loan or L/C Advance or such portion is paid.

Section 2.09         Evidence of Debt.

(a)           Each Loan made by each Lender and each L/C Advance made by the L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or the L/C Issuer and by the Administrative Agent in the ordinary course of business.  The accounts or records so maintained shall be conclusive absent manifest error of the amount of the Loans or L/C Advances made by them to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender or the L/C Issuer and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in the Letter of Credit.  In the event of any conflict between the accounts and records maintained by the

Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.10         Termination and Reduction of Commitments.

(a)           The obligation of the L/C Issuer to make L/C Credit Extensions hereunder shall automatically terminate upon the earlier occurrence of (i) an Event of Default and (ii) the date 15 Business Days prior to the Maturity Date.

(b)           The Commitments of the Lenders shall automatically terminate on the Maturity Date.

(c)           Any termination of the obligation of the L/C Issuer to make L/C Credit Extensions or the Commitments shall be permanent.

(d)           If a Lender defaults in its obligation hereunder to make a Loan at any time prior to or simultaneous with the termination of its Commitment, such obligation of the defaulting Lender shall survive such termination.

(e)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.04, the total Credit Exposures would exceed the total Commitments.

(f)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.11         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 9.03, 9.04 or 9.05, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon; provided that no amount shall be deemed to have been received on the next succeeding Business

Day if the Borrower provides the Administrative Agent with written confirmation of a Federal Reserve Bank reference number no later than 4:00 p.m. on the date when due.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 9.03, 9.04, 9.05 and 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under this Agreement and the other Loan Documents shall be made in dollars in New York, New York.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or the participations in L/C Obligations held by it, or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or such other obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, and/or such sub participations in the participations in L/C Obligations held by them, and such other obligations of the other Lenders, or make such other adjustments that shall be equitable so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).  The Borrower and the Guarantor each consent to the foregoing and each agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Guarantor in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           Unless the Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Lender will not make such payment, the Administrative Agent may assume that such Lender has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

ARTICLE III

Representations and Warranties

Each Obligor represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01         Organization; Powers.  Each Obligor is a company duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation.  Each Obligor has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

Section 3.02         Authorization; Enforceability.  The Transactions are within such Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement and each other Loan Document to which such Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate, contravene, or constitute a default under any provision of (i) any applicable law or regulation, (ii) the charter, by-laws or other organizational documents of such Obligor, (iii) any order, judgment, decree or injunction of any Governmental Authority, (iv) any agreement or instrument evidencing or governing Debt of such Obligor, except for any contravention or default under any such agreement or instrument evidencing or governing such Debt in an aggregate principal amount, individually or in the aggregate for all such agreements or instruments in respect of which there is a contravention or default, not in excess of $25,000,000 or (v) any other material agreement or instrument binding upon such Obligor or its assets.

Section 3.04         Financial Condition; No Material Adverse Change.

(a)           The Guarantor has heretofore furnished to the Administrative Agent (i) its Consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended September 29, 2006, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) its pro forma Consolidated statements of income as of such date and for such period and its pro forma Consolidated balance sheet as of March 30, 2007, adjusted to give pro forma effect to the consummation of the Separation Transactions, certified by its chief financial officer (the “Separation Pro Formas”).  Such financial statements, (A) in the case of the financial statements described in clause (i), present fairly, in all material respects, the Consolidated financial position and results of operations and cash flows of the Guarantor as of such date and for such period in accordance with GAAP, and (B) in the case of the Separation Pro Formas, have been prepared in good faith by the Guarantor, based on assumptions believed by the Guarantor on the Closing Date to be reasonable under the circumstances and were based upon currently available information as of the date of delivery), and reflect on a pro forma basis the estimated Consolidated financial position and results of operations of the Guarantor and its Subsidiaries as of such date, assuming the Spin Distributions had actually occurred (x) at March 30, 2007, in the case of such balance sheet, or (y) on October 1, 2003, in the case of such statements of income, and giving pro forma effect to the other events and adjustments referred to in such financial statements.

(b)           Since September 29, 2006, except for the Separation Transactions, there has been no material adverse change in (i) the consolidated financial condition, business or operations of the Guarantor and its Subsidiaries, taken as a whole or (ii) the fire & safety and engineered products business or operations of the Guarantor and its subsidiaries, taken as a whole; provided that, for purposes of this Section 3.04(b), a “material adverse change” shall not include any change to the extent resulting solely from any Existing Indenture Covered Default.

Section 3.05         Litigation and Environmental Matters.

(a)           There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Obligors, threatened against or affecting the Guarantor or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination which could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect, other than the matters described in the Guarantor’s filings of Forms 10K, 10Q or 8K or in the Form-10s, in each case on or before the date hereof (the “Existing Litigation”), and other than shareholders’ derivative litigation or shareholders’ class actions based on the same facts and circumstances as the Existing Litigation, or (ii) that could reasonably be expected to adversely affect the validity or enforceability of any of the Loan Documents or the Transactions.

(b)           Except with respect to any matters that could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect and except for the matters described in the Guarantor’s filings of Forms 10K, 10Q or 8K or in the Form-10s, in each case on or before the date hereof, neither the Guarantor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

Section 3.06         Investment Company Status.  Neither Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.07         Taxes.  Each of the Guarantor and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.

Section 3.08         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.

Section 3.09         Disclosure.  All information heretofore furnished by or on behalf of the Obligors to the Administrative Agent or the Lenders in connection with this Agreement or the other Loan Documents, when taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projections and other forward-looking information, the Obligors represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections and forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors and that no assurance can be given that such projections will be realized.

Section 3.10         Subsidiaries.  Each of the Guarantor’s Subsidiaries is duly organized or formed, validly existing and (to the extent such concept is applicable to it) in good standing under the laws of its jurisdiction of organization or formation, except where the failure to be so organized, existing or in good standing could not, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has all legal powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

Section 3.11         Margin Regulations.  Neither Obligor is engaged principally or as one of its important activities in the business of buying or carrying margin stock within the meaning of Regulation U of the Board.

ARTICLE IV

Conditions

Section 4.01         Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)           The Administrative Agent (or its counsel) shall have received on or before the date of this Agreement from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent (or its counsel) shall have received a Note executed by the Borrower in favor of each Lender that requested a Note prior to the Closing Date.

(c)           The Administrative Agent shall have received on or before the date of this Agreement copies of resolutions of the Board of Directors of each Obligor authorizing the Transactions together with incumbency certificates dated the date of this Agreement evidencing the identity, authority and capacity of each Person authorized to execute and deliver this Agreement, the other Loan Documents and any other documents to be delivered by such Obligor pursuant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           The Administrative Agent shall have received a certificate, dated the date of this Agreement and signed by a Responsible Officer, confirming that (i) the representations and warranties of each Obligor set forth in Article III of this Agreement are true and correct and (ii) no Default has occurred and is continuing.

(e)           The Administrative Agent shall have received evidence reasonably satisfactory to it of the consent of CT Corporation System in New York, New York to the appointment and designation provided by Section 10.09(d).

(f)            The Borrower shall have paid all fees required to be paid by it pursuant to the Fee Letters and, unless waived by the Administrative Agent, the Borrower shall have paid all legal fees and expenses of the Administrative Agent required to be paid pursuant to the terms of this Agreement and to the extent invoiced and received by the Borrower prior to the Closing Date.

The Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuer of the Effective Date.  Such notice shall be conclusive and binding.

Section 4.02         Each Borrowing.  The obligation of the L/C Issuer to make any L/C Credit Extension is subject to the satisfaction of the following conditions:

(a)           At the time of and immediately after giving effect to such L/C Credit Extension, no Default shall have occurred and be continuing.

(b)           The Borrower shall have delivered a Letter of Credit Application in accordance with the requirements hereof.

The submission of each Letter of Credit Application shall be deemed to constitute a representation and warranty by the Obligors on the date of such Letter of Credit Application and the date of the L/C Credit Extension requested thereunder as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Covenants

From and after the Effective Date, so long as any Lender has any Commitments hereunder, any Letter of Credit remains outstanding or any amount payable under the Loan Documents remains unpaid, the Guarantor (and the Borrower, where applicable) covenants and agrees with the Lenders and the Administrative Agent that:

Section 5.01         Financial Statements and Other Information.  The Guarantor will furnish to the Administrative Agent (which, except as otherwise provided below with respect to subsections (a), (b) or (e), the Administrative Agent shall promptly furnish to each Lender and the L/C Issuer):

(a)           within 120 days after the end of each fiscal year of the Guarantor, its audited Consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of internationally recognized standing in a manner complying with the applicable rules and regulations promulgated by the SEC;

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its Consolidated balance sheet and related statements of operations and cash flows for such fiscal quarter and the related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified as to GAAP (subject to the absence of footnotes, audit and normal year-end adjustments) on behalf of the Guarantor by the chief financial officer or the chief accounting officer of the Guarantor or a Designated Officer; provided that for any such fiscal quarter with respect to which such financial statements reflecting the businesses spun off in the Separation Transactions as discontinued operations and assets/liabilities held for sale, as applicable, have not yet been filed with the SEC, Guarantor shall instead provide as and when filed with the SEC, the balance sheet and statements of income of the Guarantor giving pro forma effect to the consummation of the Separation Transactions and certified by the chief financial officer of the Guarantor;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate on behalf of the Guarantor signed by the chief financial officer or the chief accounting officer of the Guarantor or a Designated Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating whether the Guarantor was in compliance with Section 5.09;

(d)           within five Business Days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate on behalf of the Guarantor signed by a Responsible Officer of the Guarantor or a Designated Officer setting forth, in reasonable detail, the nature thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(e)           promptly upon the filing thereof, copies of all final registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), final reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements which the Guarantor or the Borrower shall have filed with the SEC;

(f)            promptly upon any Responsible Officer obtaining knowledge of the commencement of any Reportable Action, a certificate on behalf of the Guarantor specifying the nature of such Reportable Action and what action the Guarantor is taking or proposes to take with respect thereto; and

(g)           from time to time, upon reasonable notice, such other information regarding the financial position or business of the Guarantor and its Subsidiaries, or compliance with the terms of this Agreement, as any Lender through the Administrative Agent may reasonably request.

Information required to be delivered pursuant to subsections (a), (b) or (e) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website on the Internet at www.tyco.com (or such other website as the Guarantor may designate in a writing delivered to the Administrative Agent), or at sec.gov/edaux/searches.htm; or (ii) on which such documents are posted on the Guarantor’s behalf, or delivered to the Administrative Agent by the Guarantor in accordance with Section 10.15.

Section 5.02         Existence; Conduct of Business.  The Guarantor will:

(a)           not engage in any material business other than the holding of stock and other investments in its Subsidiaries and activities reasonably related thereto; and

(b)           [Intentionally omitted]

(c)           preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect (i) their respective legal existence and (ii) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless in the case of either the failure of the Guarantor to comply with subclause (c)(ii) of this Section 5.02 or the failure of a Significant Subsidiary to comply with clause (c) of this Section 5.02, such failure could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect;

provided that nothing in this Section 5.02 shall prohibit the Separation Transactions or any transaction permitted by Section 5.08.

Section 5.03         Maintenance of Properties; Insurance.  The Guarantor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b)

maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by and commercially available to companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of each of clause (a) and (b) to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.

Section 5.04         Books and Records; Inspection Rights.  The Guarantor will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which true and correct entries shall be made of its business transactions and activities so that financial statements of the Guarantor that fairly present its business transactions and activities can be properly prepared in accordance with GAAP.  The Guarantor will, and will cause each Significant Subsidiary to, permit any representatives designated by the Administrative Agent or by any Lender through the Administrative Agent, upon reasonable prior notice, at all reasonable times and as and to the extent permitted by applicable law and regulation, and at the Administrative Agent’s or such Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, accounts and condition with its officers, employees (in the presence of its officers) and independent accountants (in the presence of its officers); provided that (i) such designated representatives shall be reasonably acceptable to the Borrower, shall agree to any reasonable confidentiality obligations proposed by the Borrower, and shall follow the guidelines and procedures generally imposed upon like visitors to Borrower’s facilities and (ii) unless a Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any Fiscal Year.

Section 5.05         Compliance with Laws.  The Guarantor will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to result in a Material Adverse Effect.

Section 5.06         [Intentionally Omitted]

Section 5.07         Liens.  The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           any Lien existing on any asset on the Closing Date;

(b)           any Lien on any asset securing the payment of all or part of the purchase price of such asset upon the acquisition thereof by the Guarantor or a Subsidiary or securing Debt (including any obligation as lessee incurred under a capital lease) incurred or assumed by the Guarantor or a Subsidiary prior to, at the time of or within one year after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing property) or the commencement of full operation of such asset or property, whichever is later), which Debt is incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset or, in the case of real property, construction or improvements thereon;

provided, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any asset theretofore owned by the Guarantor or a Subsidiary, other than assets so acquired, constructed or improved;

(c)           any Lien existing on any asset or Stock of any Person at the time such Person is merged or consolidated with or into the Guarantor or a Subsidiary which Lien was not created in contemplation of such event;

(d)           any Lien existing on any asset at the time of acquisition thereof by the Guarantor or a Subsidiary, which Lien was not created in contemplation of such acquisition;

(e)           any Lien arising out of the Refinancing of any Debt secured by any Lien permitted by any of the subsections (a) through (d) of this Section 5.07, provided that the principal amount of Debt is not increased (except as grossed-up for the customary fees and expenses incurred in connection with such Refinancing and except as a result of the capitalization or accretion of interest) and is not secured by any additional assets, except as provided in the last sentence of this Section 5.07;

(f)            any Lien to secure Intercompany Debt;

(g)           sales of accounts receivable or promissory notes to factors or other third-parties in the ordinary course of business for purposes of collection;

(h)           any Lien in favor of any country or any political subdivision of any country (or any department, agency or instrumentality thereof) securing obligations arising in connection with partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or securing obligations incurred for the purpose of financing all or any part of the purchase price (including the cost of installation thereof or, in the case of real property, the cost of construction or improvement or installation of personal property thereon) of the asset subject to such Lien (including, but not limited to, any Lien incurred in connection with pollution control, industrial revenue or similar financings);

(i)            Liens arising in the ordinary course of its business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j)            any Lien securing only Nonrecourse Debt;

(k)           Liens incurred and pledges or deposits in the ordinary course of business in connection with workers’ compensation, old age pensions, unemployment insurance or other social security legislation, other than any Lien imposed by ERISA;

(l)            Liens created pursuant to a Permitted Securitization Transactions

(m)          Liens for taxes, assessments and governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Guarantor or a Subsidiary whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;

(n)           Liens securing judgments that have not resulted in the occurrence of an Event of Default under clause (k) of Article VI in an aggregate principal amount at any time outstanding not to exceed $100,000,000; and

(o)           Liens not otherwise permitted by the foregoing clauses (a) through (n) of this Section 5.07 securing Debt or other obligations (without duplication) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 7.5% of Consolidated Tangible Assets at such time.

It is understood that any Lien permitted to exist on any asset pursuant to the foregoing provisions of this Section 5.07 may attach to the proceeds of such asset and, with respect to Liens permitted pursuant to subsections (a), (b), (d), (e) (but only with respect to the Refinancing of Debt secured by a Lien permitted pursuant to subsections (a), (b), (d)) or (f) of this Section 5.07, may attach to an asset acquired in the ordinary course of business as a replacement of such former asset.

Section 5.08         Fundamental Changes.

(a)           No Obligor will consolidate, amalgamate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the Consolidated assets to any other Person, unless

(i)          such Obligor is the surviving corporation, or the Person (if other than such Obligor) formed by such consolidation or amalgamation or into which such Obligor is merged or amalgamated, or the Person which acquires by sale or other transfer, or which leases, all or substantially all of the assets of such Obligor (any such Person, the “Successor”), shall be organized and existing under the laws of (A) in the case of a Successor to the Borrower, Luxembourg or the United States, any state thereof or the District of Columbia or (B) in the case of a Successor to the Guarantor, Bermuda or of the United States, any state thereof or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and the performance of the other obligations under this Agreement and the other Loan Documents on the part of such Obligor to be performed or observed, as fully as if such Successor were originally named as such Obligor in this Agreement or such other Loan Document; and

(ii)         immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii)        such Obligor has delivered to the Administrative Agent a certificate on behalf of such Obligor signed by one of its Responsible Officers and an opinion of counsel, each stating that all conditions provided in this Section 5.08 relating to such transaction have been satisfied;

provided, however, that nothing in this Section 5.08(a) shall prohibit the Separation Transactions.  Without limiting the generality of the foregoing, the Spin Distribution shall not be deemed to be a transfer of all or substantially all of the Consolidated assets of either Obligor.  Upon the satisfaction (or waiver) of the conditions set forth in this Section 5.08(a), a Successor to the Borrower or the Guarantor shall succeed, and may exercise every right and power of, the Borrower or the Guarantor under this Agreement and the other Loan Documents with the same effect as if such Successor had been originally named as the Borrower or the Guarantor herein, and the Borrower or the Guarantor, as the case may be, shall be relieved of and released from its obligations under this Agreement and the other Loan Documents.

(b)           The Guarantor shall not consummate either Spin Distribution unless upon such distribution the E Guarantor or the H Guarantor, as applicable, shall assume the obligations of the Guarantor under its Guarantee of the obligations of the E Borrower or the H Borrower, as applicable, under the relevant Other Credit Agreement and the relevant Other Bridge Loan Agreement, pursuant to an assumption agreement that provides that the Guarantor shall be relieved of and released from its obligations under such Other Credit Agreement and such Other Bridge Loan Agreement in respect of the obligations of the E Borrower or the H Borrower, as applicable.

Section 5.09         Financial Covenant.

(a)           Leverage.  The Guarantor will not permit at any time the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Guarantor to exceed 3.50 to 1.00.

Section 5.10         Limitation on Restrictions on Subsidiary Dividends and Other Distributions.  The Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary, other than the Borrower, to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Guarantor or any Subsidiary, or pay any Debt owed by any Subsidiary to the Guarantor or any Subsidiary, (b) make loans or advances to the Guarantor or any Subsidiary or (c) transfer any of its properties or assets to the Guarantor or any Subsidiary (or, solely in the case of clause (xii) hereof, any other Consolidated Person in respect of such Nonrecourse Debt), except for such encumbrances or restrictions existing under or by reason of:

(i)            applicable laws and regulations, judgments and orders and other legal requirements, agreements with non-U.S. governments with respect to assets or businesses located in their jurisdiction, or condemnation or eminent domain proceedings,

(ii)           this Agreement or the Credit Agreement (or, so long as the Guarantor or any Subsidiary is a party thereto, the Other Credit Agreements and the Bridge Loan Agreements),

(iii)          (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Guarantor or a Subsidiary, or (B) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder,

(iv)          provisions contained in the instruments evidencing or governing Debt or other obligations or agreements, in each case existing on the date hereof,

(vi)          provisions contained in instruments evidencing or governing Debt or other obligations or agreements of any Person, in each case, at the time such Person (A) shall be merged or consolidated with or into the Guarantor or any Subsidiary, (B) shall sell, transfer, assign, lease or otherwise dispose of all or substantially all of such Person’s assets to the Guarantor or a Subsidiary, or (C) otherwise becomes a Subsidiary, provided that in the case of clause (A), (B) or (C), such Debt, obligation or agreement was not incurred or entered into, or any such provisions adopted, in contemplation of such transaction,

(vii)         provisions contained in Refinancings, so long as such provisions are, in the good faith determination of the Guarantor’s board of directors, not materially more restrictive than those contained in the respective instruments so Refinanced,

(viii)        provisions contained in any instrument evidencing or governing Debt or other obligations of a Subsidiary Guarantor,

(ix)           any encumbrances and restrictions with respect to a Subsidiary imposed in connection with an agreement which has been entered into for the sale or disposition of such Subsidiary or its assets, provided such sale or disposition otherwise complies with this Agreement,

(x)            the subordination (pursuant to its terms) in right and priority of payment of any Debt owed by any Subsidiary (the “Indebted Subsidiary”) to the Guarantor or any other Subsidiary, to any other Debt of such Indebted Subsidiary, provided that (A) such Debt is permitted under this Agreement and (B) the Guarantor’s board of directors has determined, in good faith, at the time of the creation of such encumbrance or restriction, that such encumbrance or restriction could not, based upon the facts and circumstances in existence at the time, reasonably be expected to have a Material Adverse Effect,

(xi)           provisions governing Preferred Stock issued by a Subsidiary,

(xii)          provisions contained in instruments or agreements evidencing or governing (A) Nonrecourse Debt or (B) other Debt of a Subsidiary incurred to finance the acquisition or construction of fixed or capital assets to the extent, in the case of sub-clause (B), such instrument or agreement prohibits transfers of the assets financed with such Debt, and

(xiii)         provisions contained in debt instruments, obligations or other agreements of any Subsidiary which are not otherwise permitted pursuant to clauses (i) through (xii) of this Section 5.10, provided that the aggregate investment of the Guarantor in all such Subsidiaries (determined in accordance with GAAP) shall at no time exceed the greater of (a) $300,000,000 or (b) 3% of Consolidated Tangible Assets.

The provisions of this Section 5.10 shall not prohibit (x) Liens not prohibited by Section 5.07 or (y) restrictions on the sale or other disposition of any property securing Debt of any Subsidiary, provided such Debt is otherwise permitted by this Agreement.

Section 5.11         Transactions with Affiliates.  The Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of Stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate (collectively, “Affiliate Transactions”); provided, however, that the foregoing provisions of this Section 5.11 shall not prohibit the Guarantor or any of its Subsidiaries from:

(i)          engaging in any Affiliate Transaction between or among (x) the Guarantor and any Subsidiary or Subsidiaries or (y) two or more Subsidiaries,

(ii)         engaging in any of the Separation Transactions, including any transactions pursuant to the Spin-Off Agreements,

(iii)        declaring or paying any dividends and distributions on any shares of the Guarantor’s Stock, including any dividend or distribution payable in shares of the Guarantor’s Stock or Stock Equivalents,

(iv)       making any payments on account of the purchase, redemption, retirement or acquisition of (x) any shares of the Guarantor’s Stock or (y) any option, warrant or other right to acquire shares of the Guarantor’s Stock, including any payment payable in shares of the Guarantor’s Stock or Stock Equivalents,

(v)        declaring or paying any dividends or distributions on Stock of any Subsidiary held by the Guarantor or another Subsidiary,

(vi)       making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Guarantor or such Subsidiary as the terms and conditions which the Guarantor would reasonably expect to be obtained in a similar transaction with a Person which is not an Affiliate at such time,

(vii)      making payments of principal, interest and premium on any Debt of the Guarantor or such Subsidiary held by an Affiliate if the terms of such Debt are at least as favorable to the Guarantor or such Subsidiary as the terms which the Guarantor would reasonably expect to have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate,

(viii)     participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Guarantor or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates,

(ix)        paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of the Guarantor or any Subsidiary, or

(x)         engaging in any Affiliate Transaction not otherwise addressed in subsections (i) through (ix) of this Section 5.11, the terms of which are not less favorable to the Guarantor or such Subsidiary than those that the Guarantor or such Subsidiary would reasonably expect to be obtained in a comparable transaction at such time with a Person which is not an Affiliate.

Section 5.12         Subsidiary Guarantors.  The Borrower will cause each Subsidiary of the Borrower that now or hereafter Guarantees any Material Debt of the Borrower for or in respect of borrowed money (other than Debt of the Borrower to any other Subsidiary) to promptly thereafter (and in any event within 30 days of executing such Guarantee) cause such Subsidiary to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty, and (b) deliver to the Administrative Agent documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 5.13         Subsidiary Debt.  The Guarantor will not at any time permit the aggregate outstanding principal amount of Debt of the Consolidated Subsidiaries to exceed an amount equal to $750,000,000, provided that for purposes of this Section 5.13, “Debt” shall not include (i) Permitted Acquired Debt of any Consolidated Subsidiary, (ii) Debt of any Consolidated Subsidiary (other than the Borrower) outstanding as of the Closing Date, and any Refinancings thereof, (iii) Debt of the Borrower or (iv) obligations under any Permitted Securitization Transaction, to the extent otherwise constituting Debt.

ARTICLE VI

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any L/C Advance when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Guarantor or any Subsidiary in or in connection with this Agreement or the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           either Obligor shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.07, 5.08, 5.10, 5.11, 5.12 or 5.13 and such failure shall not be remedied within five Business Days after any Responsible Officer obtains knowledge thereof or (ii) Section 5.09;

(e)           either Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Guarantor (which notice will be given at the request of any Lender);

(f)            the Guarantor or any Subsidiary shall fail to make any payment  in respect of any Material Debt, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period (but in any event, in the case of interest, fees or other amounts other than principal, for a period of at least five Business Days); provided that this clause (f) shall not apply to any Existing Indenture Covered Default;

(g)           any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any Existing Indenture Debt that becomes due as a result of an Existing Indenture Covered Default or as a result of any offer to repurchase or redemption of any Existing Indenture Debt, (ii) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (iii) any conversion, repurchase or redemption of any Material Debt scheduled by the terms thereof to occur on a particular date, any conversion of any Material Debt initiated by a holder thereof pursuant to the terms thereof or any optional prepayment, repurchase or redemption of any Material Debt, in each case not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Guarantor or any Subsidiary or (iv) any repurchase or redemption of any Material Debt pursuant to any put option exercised by the holder of such Material Debt; provided, that such put option is exercisable at times specified in the terms of the Material Debt and not by its terms solely as a result of any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Guarantor or the applicable Subsidiaries;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of the Guarantor or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Significant Subsidiary or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Guarantor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Significant Subsidiary or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Guarantor or any Significant Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments or orders for the payment of money in an aggregate amount in excess of $30,000,000 (after deducting amounts covered by insurance, except to the extent that the insurer providing such insurance has declined such coverage or indemnification) shall be rendered against the Guarantor or any Subsidiary or any combination thereof and, within 60 days after entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment or order is not discharged;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of the Guarantor; or (y) on the last day of any period of twelve consecutive calendar months, a majority of members of the board of directors of the Guarantor shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such twelve consecutive calendar month period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board of directors;

(n)           any Loan Document shall cease to be valid and enforceable against any Obligor or Subsidiary Guarantor party thereto (except for the termination of a Subsidiary Guaranty in accordance with its terms), or any Obligor or Subsidiary Guarantor shall so assert in writing; or

(o)           the Borrower (or any permitted successor pursuant to Section 5.08(a)) shall cease to be a Wholly-Owned Consolidated Subsidiary of the Guarantor;

then, and in every such event (other than an event described in clause (h) or (i) of this Article with respect to the Borrower or the Guarantor), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, and thereupon the principal amount of all such outstanding Loans together with all such interest and other amounts so declared to be due and payable, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors; and in case of any event described in clause (h) or (i) of this Article with respect to the Borrower or the Guarantor, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under any Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors.

ARTICLE VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in Section 10.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement, the other Loan Documents or applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Guarantor or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a L/C Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender and the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender and the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender and the L/C Issuer prior to the making of such L/C Credit Extension.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  The successor shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under such Subsidiary Guarantor’s Subsidiary Guaranty (i) if such Person ceases to exist or to be a Subsidiary (or substantially contemporaneously with such release will cease to exist or to be a Subsidiary), in each case as a result of a transaction permitted hereunder, or (ii) otherwise in accordance with Section 4.06(b) of the relevant Subsidiary Guaranty.

The L/C Issuer shall act on behalf of the Lenders with respect to the Letter of Credit and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with the Letter of Credit or proposed to be issued by it and the Letter of Credit Application pertaining to the issuance of the Letter of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

ARTICLE VIII

Guarantee

Section 8.01         The Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment when due (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) of the principal of and interest on the Loans, the Notes, the L/C Advances and all other amounts whatsoever at any time or from time to time payable or becoming payable under this Agreement or the other Loan Documents.  This is a continuing guarantee and a guarantee of payment and not merely of collection.  Upon failure by the Borrower to pay punctually any such amount when due as aforesaid, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 8.02         Guarantee Unconditional.  The obligations of the Guarantor hereunder shall be unconditional and absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected, at any time by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Loan Document, by operation of law or otherwise;

(b)           any modification or amendment of or supplement to any Loan Document;

(c)           any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under any Loan Document;

(d)           any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Guarantor or the Borrower contained in any Loan Document;

(e)           the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)            any invalidity or unenforceability relating to or against the Borrower for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, in the currency and funds and at the time and place specified herein, of any amount payable by it under any Loan Document; or

(g)           any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 8.03         Discharge Only upon Payment in Full; Reimbursement in Certain Circumstances.  The guarantee and other agreements in this Article VIII shall remain in full force and effect until the Commitments shall have terminated, no Letter of Credit shall be outstanding and the principal of and interest on the Loans, the Notes and all other amounts whatsoever payable by the Borrower under any Loan Document shall have been finally paid in full.  If at any time any payment of any such amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 8.04         Waiver by the Guarantor.  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

Section 8.05         Subrogation.  Upon making any payment hereunder with respect to the Borrower, the Guarantor shall be subrogated to the rights of the payee against the

Borrower with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans and all other amounts payable by the Borrower under any Loan Document has been paid in full and the Commitments and the Letters of Credit have been terminated.

Section 8.06         Stay of Acceleration.  In the event that acceleration of the time for payment of any amount payable by the Borrower under any Loan Document is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Required Lenders.

ARTICLE IX

Yield Protection, Illegality and Taxes

Section 9.01         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period (together with any amounts payable pursuant to Section 9.03 or 9.05) will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Rate Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (ii) if any Loan Request requests a Eurodollar Loan, such Loan shall be made as an ABR Loan.  In the case of clause (b) above, during any such period of suspension each Lender shall, from time to time upon request from the Borrower, certify its cost of funds for each Interest Period to the Borrower and the Administrative Agent as soon as practicable (but in any event not later than 10 Business Days after any such request).

Section 9.02         Illegality.  Notwithstanding any other provision of any Loan Document, if any Lender shall notify the Administrative Agent (and provide to the Borrower an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its lending office for Eurodollar Loans to perform its obligations hereunder to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder, (i) each Eurodollar Loan of such Lender will automatically, upon such demand, convert into an ABR Loan and (ii) the obligation of such Lender to make or continue, or to convert ABR Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and such Lender shall make the ABR Loans in the amount and on the dates that it would have been requested to make Eurodollar Loans had no such suspension been in effect.

Section 9.03         Increased Costs.

(a)           If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)         impose on any Lender or the London interbank market any other condition affecting any Loan Document or Eurodollar Loans made by such Lender;

and the result of any of the foregoing has been to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (excluding any such increased costs or reduction in amount resulting from Taxes or Other Taxes, as to which Section 9.05 shall govern, or resulting from reserve commitments contemplated by Section 9.03(c)), then from time to time within 30 days of written demand therefor (subject to Section 9.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of any Loan Document or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time within 30 days of written demand therefor (subject to Section 9.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           At any time that any Lender is required to establish or maintain reserves in respect of its Eurodollar Loans under FRB Regulation D, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on a Eurodollar Loan made by such Lender, additional interest on such Eurodollar Loan at a rate per annum determined by such Lender be sufficient to compensate it for the cost to it of maintaining, or the reduction in its total return in respect of, such Eurodollar Loan, up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Eurodollar Reserve Percentage, minus (ii) the applicable LIBO Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the time and place indicated at which interest otherwise is payable on such Eurodollar Loan, with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

Section 9.04         Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any oral or written notice given pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 10.04(e), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss or expense arising from the redeployment of funds obtained by it to maintain such Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits) within 10 days of written demand therefor (subject to Section 9.06).

Section 9.05         Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the L/C Issuer or applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall pay and indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer and each Lender within 30 days after written demand therefor (subject to Section 9.06), for the full amount of any Indemnified Taxes or Other Taxes required to be paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes to a Governmental Authority by the Administrative Agent, the L/C Issuer or such Lender, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of United States withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)            If the Administrative Agent, the L/C Issuer or a Lender determines, in its good faith judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 9.05, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 9.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the L/C Issuer or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the L/C Issuer or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the L/C Issuer or such Lender in the event the Administrative Agent, the L/C Issuer or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, the L/C Issuer or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 9.06         Matters Applicable to all Requests for Compensation.  If any Lender, the L/C Issuer or the Administrative Agent is claiming compensation under Section 9.03, 9.04 or 9.05, it shall deliver to the Administrative Agent, who shall deliver to the Borrower contemporaneously with the demand for payment, a certificate setting forth in reasonable detail the calculation of any additional amount or amounts to be paid to it hereunder and the basis used to determine such amounts and such certificate shall be conclusive in the absence of manifest error.  In determining such amount, such Lender, the L/C Issuer or the Administrative Agent may use any reasonable averaging and attribution methods.  In any such certificate claiming compensation under Section 9.03(b), such Lender shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.  This Section shall not be construed to require the Administrative Agent, the L/C Issuer or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 9.07         Mitigation Obligations.  If any Lender requests compensation under Section 9.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.03 or 9.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE X

Miscellaneous

Section 10.01       Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone or by other means of communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i)          if to the Borrower

Tyco International Finance S.A.
29 avenue de la Porte Neuve
L-2227 Luxembourg
Attn:  Kevin O’Kelly-Lynch
Tel: +352  266378
Fax: +352 266378 91
email: kokellylynch@tyco.com

with a copy to:

Tyco International Management Company
9 Roszel Rd.
Princeton, NJ  08540
Attention:  General Counsel
Tel:  609-720-4200
Fax:  609-720-4326

(ii)         if to the Guarantor

Tyco International Ltd.
90 Pitts Bay Road, Second Floor
Pembroke HM 08, Bermuda
Attention: Executive Vice President and General Counsel
Tel:  441-292-8674
Fax: 441-295-9647

(iii)        if to the Administrative Agent, to its applicable address set forth on Schedule 10.01;

(iv)       if to the L/C Issuer, to its applicable address set forth on Schedule 10.01;

and

(v)        if to any other Lender, to it at its address (or facsimile number or electronic mail address telephone number) set forth on Schedule 10.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party to this Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

(b)           Notices and other communications to the Administrative Agent, the L/C Issuer and the Lenders hereunder may be delivered or furnished by electronic communications .  In addition to provisions of this Agreement expressly specifying that notices and other commitments may be delivered telephonically or electronically, each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)           The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower.

Section 10.02       Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, the L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the L/C Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by either Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor the Notes, the Borrower Assumption Agreement any Letter of Credit Application or any Subsidiary Guaranty or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors, the Subsidiary Guarantors (to the extent applicable) and the Required Lenders or by the Obligors, the Subsidiary Guarantors (to the extent applicable) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Guarantor from its obligations under Article VIII or any Subsidiary Guarantor which is a Significant Subsidiary from its obligations under its Subsidiary Guaranty, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under any Loan Document without the prior written consent of the Administrative Agent; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the L/C Issuer under any Loan Document without the prior written consent of the L/C Issuer.

Section 10.03       Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent , the L/C Issuer and their Affiliates, including the reasonable fees,

charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) while a Default has occurred and is continuing, all out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer and the Lenders, including reasonable fees, charges and disbursements of counsel in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, or restructuring negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent, the L/C Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto) relating to (A) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan or the use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Guarantor or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) have resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction by final and nonappealable judgment (y) resulted from a breach of the confidentiality provisions contained in Section 10.14 by such Indemnitee or (z) resulted from a dispute solely among the Lenders that does not arise from any Obligor’s or Subsidiary Guarantor’s breach of its obligations under any Loan Document or applicable law.  If any claim, litigation, investigation or proceeding is asserted against any Indemnitee, such Indemnitee shall, to the extent permitted by applicable law or regulation in the opinion of its counsel, notify the Borrower as soon as reasonably practicable, but the failure to so promptly notify the Borrower shall not affect the Borrower’s obligations under this Section unless such failure materially prejudices the Borrower’s right to participate in the contest of such claim, litigation, investigation or proceeding, as hereinafter provided.  If requested by the Borrower in writing, such Indemnitee shall make reasonable good faith efforts to contest the validity, applicability and amount of such claim, litigation, investigation or proceeding and, except to the extent prohibited by applicable law or regulations or as would otherwise be unreasonable in the circumstances or contrary to the internal policies of the Indemnitee as generally applied, shall permit the Borrower to participate in such contest.  Any Indemnitee that proposes to settle or compromise any claim, litigation, investigation or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent (not to be unreasonably withheld).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Related Party thereof under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party acting for the Administrative Agent in connection with such capacity.

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(e)           All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

Section 10.04       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as contemplated by Section 5.08, neither the Guarantor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (and any attempted assignment or transfer by the Guarantor or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VI has occurred and is continuing, any other Person (other than a natural person); and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or for an assignment by a Lender to an Approved Fund with respect to such Lender.

(ii)         Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment, and the amount of the Commitment or Loans of the assigning Lender remaining after each such assignment (in each case determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), in each case shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VI has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 9.03, 9.04, 9.05 and 10.03).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and the Note theretofore held by the assignor Lender shall be returned to the Borrower in exchange for a new Note, payable to the assignee Lender and reflecting its retained interest (if any) hereunder.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)            Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.03, 9.04 and 9.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.

(d)           A Participant shall not be entitled to receive any greater payment under Sections 9.03 or 9.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 9.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.05(e) as though it were a Lender.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            If (w) any Lender requests compensation under Section 9.03, (x) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.05, (y) if any Lender defaults in its obligation to fund Loans hereunder or (z) if any Lender refuses to consent to any amendment or waiver under this Agreement which pursuant to the terms of Section 10.02 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained above in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 9.03 or payments required to be made pursuant to Section 9.05, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 9.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)           Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)            [The L/C Issuer may assign all or a portion of its obligations only to (x) any affiliate with a long-term credit rating no lower than that of the assignor from each of Moody’s Investor’s Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”)

(or their respective successors) and with market acceptance by beneficiaries of letters of credit similar to that of the L/C Issuer in the reasonable judgment of the L/C Issuer, provided that in the event that prior to such assignment, the long-term credit rating of the L/C Issuer from either Moody’s or S&P (or its successor) is lower than the long-term credit rating of the L/C Issuer from Moody’s or S&P on the Closing Date, then the L/C Issuer shall, at the time of such assignment, obtain the Borrower’s consent, not to be unreasonably withheld, or (y) an assignee or successor pursuant to a merger, consolidation or amalgamation with or into, or transfer of all or substantially all of the assignor’s assets to, another entity.]

Section 10.05       Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 9.03, 9.04, 9.05 and 10.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 10.06       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the L/C Issuer or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, upon the making of the request, or the granting of the consent, if required under Article VI to authorize the Administrative Agent to declare the Loans due and payable, each Lender, the L/C Issuer and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or Affiliate to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement or the other Loan Documents to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or the Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or Affiliate may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Obligors or their respective properties in the courts of any jurisdiction.

(c)           Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each Obligor hereby irrevocably designates and appoints CT Corporation System, having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) hereof in any Federal or New York State court sitting in New York City.  Each Obligor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent.  If such agent shall cease so to act, each Obligor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e)           Each Lender, the L/C Issuer and the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 10.01.

(f)            Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11       Waiver of Immunities.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF EITHER OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR

PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  EACH OBLIGOR AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

Section 10.12       Judgment Currency.  If, under any applicable law and whether pursuant to a judgment being made or registered against either Obligor or for any other reason, any payment under or in connection with this Agreement or any other Loan Document, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement or any other Loan Document, such Obligor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 10.13       Headings.  Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

Section 10.14       Confidentiality.  Each of the Administrative Agent and the Lenders shall maintain the confidentiality of the Information (as defined below) and shall not use the Information except for purposes relating directly to this Agreement, the other Loan Documents and the Transactions, except that Information may be disclosed by the Administrative Agent, the L/C Issuer and the Lenders (a) to their and their Affiliates’ directors, officers, employees and agents whom they determine need to know such Information in connection with matters relating directly to this Agreement, the other Loan Documents and the Transactions, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the L/C Issuer or the applicable Lenders shall be responsible for breach of this Section by any such Person to whom it disclosed such Information), (b) to the extent requested by any governmental authority or regulatory agency (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or upon order of any court or administrative agency of competent jurisdiction, to the extent required by such order and not effectively stayed on appeal or otherwise, or as otherwise required by law; provided that in the case of any intended disclosure under this clause (c), the recipient thereof shall (unless otherwise required by applicable law) give the Guarantor not less than five Business Days’ prior notice (or such shorter period as may, in the good faith discretion of the recipient, be reasonable under the circumstances or may be required by any court or agency under the circumstances), specifying the Information involved and stating such recipient’s intention to disclose such Information (including the manner and extent of such disclosure) in order to allow the Guarantor an opportunity to seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing to be bound by the provisions of this Section (and of which the Guarantor shall be a third party beneficiary) or in the case of a repurchase arrangement (“repo transaction”) subject to an arrangement to be bound by provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower referencing this Section 10.14, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, a breach of another confidentiality agreement to which the Administrative Agent, the L/C Issuer or such Lender is a party or any other legal or fiduciary obligation of the Administrative Agent or such Lender or (y) becomes available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from or on behalf of any Obligor or Subsidiary Guarantor relating to any Obligor, any Subsidiary Guarantor or any of their respective businesses, other than any such information that the Administrative Agent, the L/C Issuer or any Lender proves is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any Subsidiary Guarantor from a source which is not, to the knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to the Obligors or Subsidiary Guarantors.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised due care to maintain the confidentiality of such Information.  In addition to other remedies, the Obligors shall be entitled to specific performance and injunctive and other equitable relief for breach of this Section 10.14.

Section 10.15       Electronic Communications.

(a)           Each Obligor hereby agrees that except to the extent provided in clause (i) of the final sentence of Section 5.01, it will provide to the Administrative Agent all information, documents or other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to opLoanswebadmin@citigroup.com (or such other e-mail address designated by the Administrative Agent from time to time).

(b)           Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”).  Nothing in this Section 5.01 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(c)           Each Obligor hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Obligors or their securities) (each, a “Public Lender”).  The Obligors hereby agree that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Obligor shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Obligors or their securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(d)           Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e)           Each party hereto agrees that any electronic communication referred to in this Section 10.15 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as

“sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by any party during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(f)            Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform , and each Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any Communications or the Platform.

Section 10.16       USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined), the L/C Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Obligors and the Borrower, which information includes the name and address of the Obligors and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Obligors and the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TYCO INTERNATIONAL FINANCE S.A.

By	/s/ Kevin O’Kelly-Lynch
Name:	Kevin O’Kelly-Lynch
Title:	Managing Director

TYCO INTERNATIONAL LTD.

By	/s/ Christopher J. Coughlin
Name:	Christopher J. Coughlin
Title:	Senior Vice President and
Chief Financial Officer

CITIBANK, N.A., as a Lender, L/C Issuer and as Administrative Agent

By	/s/ Diane L. Pockaj
Name:	Diane L. Pockaj
Title:	Managing Director